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                                                                   Exhibit 10.24

                                    March 31, 1999

Kathleen C. Little
50 Hosmer Street
Acton, MA  01720

Dear Kathleen:

      The purpose of this letter agreement is to set forth our mutual understanding and agreement with respect to: (i) your separation from the Company; and (ii) the establishment of the terms of your severance and separation from employment. We have agreed as follows:

1. Separation from Employment. Effective as of the close of business on Friday, May 7, 1999 (your "separation date"), you will no longer be a full-time employee of the Company, as the Company will terminate your employment without cause, and you will relinquish as of that date any positions that you hold with the Company.

2. Severance Payment. The Company shall provide you with severance pay equivalent to your regular base salary (less all applicable federal, state, or local tax withholding, F.I.C.A., and any other applicable payroll deductions) through November 7, 1999, in accordance with the Company's regular pay practices. Such payments shall be made in installments corresponding to the regular pay periods of the Company and shall be mailed to you at 50 Hosmer Street, Acton, MA 01720. In addition, the Company will continue to offer you health insurance benefits on the terms currently offered to you and in effect at the time of execution of this agreement until the earlier of (i) the date on which you are eligible to participate in a health insurance plan offered by your next employer, or (ii) November 7, 1999.

3. Monetary Consideration. In consideration of this letter agreement and your General Release, the Company has offered and you have accepted to act as a part-time employee of the Company, commencing November 8, 1999 and terminating on the earlier of (i) at the close of business on March 31, 2002, or (ii) the day on which you have exercised all stock options which you will hold, if any, on November 8, 1999. In this position, you shall provide advice and assistance to the Company from time to time, as directed by management, for which you shall be paid at a rate of one hundred dollars ($100) per quarter (less all applicable federal, state or local tax withholding, F.I.C.A., and any other applicable payroll deductions) payable to you in accordance with the Company's bi-weekly payroll payment policies, but for which you shall receive no other benefits, except that your rights to participate in the Company's 1994 Stock Option Plan shall continue throughout the period of your part-time employment and except those benefits provided for below and/or are required by law. You acknowledge that you are not
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          otherwise entitled to the benefits described in this paragraph pursuant to the Employment Agreement or any other agreement or understanding. The parties understand and agree that your role as a part-time employee of the Company as provided under this paragraph does not preclude you from seeking or securing any full-time or other part-time employment after your separation date.

4. Compensation Received to Date. On or before your separation date, you will be paid all compensation to which you are entitled for services rendered to the Company through your separation date, including any bonus earned for the Company's fiscal year ending March 31, 1999. You agree that you will make no claims for further compensation from the Company of any type, including bonus payments, commission payments, and vacation pay, except such sums as are provided for in this letter agreement.

5. Outplacement Assistance. In further consideration of this letter agreement and your general release, the Company shall provide you with three (3) months of outplacement assistance services at a provider of such services selected by the Company. You acknowledge that you are not otherwise entitled to the benefits described in this paragraph pursuant to the Employment Agreement or any other agreement or understanding.

6. Transfer of Responsibilities and Continuing Cooperation. You shall cooperate fully with the Company and its personnel on an as needed and as required basis to provide an orderly transfer of your duties and responsibilities and to provide continuing assistance in connection with on-going litigation and investigation matters. This cooperation includes timely compliance with all reasonable requests for information and other materials. This cooperation also includes timely compliance with all reasonable requests for information and assistance in connection with any and all on-going Company litigation, investigations, and legal inquiries. The Company agrees to reimburse you for any reasonable travel costs and expenses, including meals and lodging, incurred by you in connection with such compliance, and to make available to you upon reasonable request and notice pertinent records and documents related to such litigation, investigations and legal inquiries, which you agree will be used solely in relation thereto and for no other purpose. To the extent that you require legal representation in connection with these efforts that cannot be practically provided by the Company's counsel, the Company will reimburse you for any reasonable attorneys' fees and expenses related thereto.
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7.        Confidentiality. You agree that you will not, without the Company's prior written consent, reveal or disclose to any person or entity outside of the Company or use for your own benefit or for the benefit of any other person or entity, any confidential information concerning the business or affairs of the Company, or concerning the Company's customers, clients, or employees ("Confidential Information"). You further agree that you will refer all requests by any third party or the media regarding the Company, your employment, or your termination to the Company's General Counsel.

8. Return of Property. On your separation date, you will return to the Company all property of the Company that is in your possession or under your control, including, without limitation, any and all files, documents and other information with respect to the Company's management, operations or customers, including all files, documents, or other information containing Confidential Information. Notwithstanding the foregoing, you may retain the fax/printer that the Company purchased on your behalf presently located in your home.

9. Non-Disparagement. You further agree that you will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to customers, potential customers, regulators or others, which or who have, or could reasonably be anticipated to have, business dealings with the Company, or to the media, which remarks or comments reasonably could be construed to be derogatory or disparaging to the Company or any of its shareholders, officers, directors, employees, attorneys or agents, or which reasonably could be anticipated to be damaging or injurious to the Company's reputation or good will or to the reputation or good will of any person associated with the Company.

10. Remedies of the Company. You acknowledge that the restrictions contained in paragraphs 7 and 9 of this letter agreement are reasonable and necessary for the protection of the legitimate interests of the Company, that any violation of those restrictions would cause substantial injury to the Company, and that the Company would not have entered into this letter agreement without your agreement to be bound by those restrictions. In addition, you recognize and agree that the Company's remedy at law for material breaches of those restrictions is inadequate, that the damages for any material breach thereof would be irreparable, and that the Company shall be entitled to preliminary and permanent injunctive relief and specific performance thereof, in addition to any remedies it may have for monetary damages or other relief. You further recognize and agree that the covenants contained in paragraphs 7 and 9 shall be construed as independent of any other provision of this letter agreement and that the existence of any claim or cause of
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          action by you against the Company shall not constitute a defense to the enforcement by the Company of said covenants.

11. Breach of Agreement. You understand and agree that any material breach of your obligations under this letter agreement will immediately render the Company's obligations and agreements hereunder null and void, and all payments pursuant to paragraph 3 hereof shall immediately cease and you shall repay to the Company forthwith all sums you have been paid or sums paid on your behalf pursuant to paragraph 3.

12. References. In response to inquiries from your prospective employers, the Company shall state that it is the policy of the Company to verify only dates of employment and titles. Upon receipt from you of a proposed letter of reference, the Company agrees to execute and deliver such a letter to you, so long as such letter is acceptable to the Company in its exercise of reasonable judgment.

13. General Release. In consideration of the good and valuable consideration set forth in this letter agreement, the receipt and sufficiency of which consideration you hereby acknowledge, and except for the rights granted under this separation agreement and any indemnification rights that you may have pursuant to the By-Laws of the Company and as provided by law, which rights, if any, are specifically excepted from the scope of this release, you, for yourself and your heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily release, remise and forever discharge the Company and its successors, assigns, former, current or future shareholders, officers, directors, employees, agents, attorneys and representatives, whether in their individual or official capacities, from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys' fees, punitive damages or reinstatement, judgments and demands whatsoever, in law or equity, you ever had from the beginning of the world to this date, including, without limitation, any claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C.(Section).2000e et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.(Section).1000 et seq., Massachusetts General Laws, Chapter 151B; the Americans with Disabilities Act, 42 U.S.C.(Section).12101 et seq.; claims for breach of contract or based on tort; and any other statutory, regulatory or common law causes of action. You hereby acknowledge and understand that this is a General Release.

14. Acknowledgment. You acknowledge and agree that you understand the meaning of this letter agreement, that you freely and voluntarily enter into it and the General
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          Release contained herein, and that the Company has advised you to consult an attorney of your choosing prior to signing this letter agreement. You agree that no fact, evidence, event, or transaction occurring before the execution of this letter agreement, which is currently unknown to you, but which may hereafter become known to you, shall affect in any manner the final and unconditional nature of the agreements and releases set forth herein.

15. Miscellaneous. This letter agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts. A waiver of any breach of or failure to comply fully with any provision of this letter agreement by either party shall not operate or be construed as a waiver of any subsequent breach thereof or failure to comply. If any portion or provision of this letter agreement shall to any extent be deemed invalid or unenforceable, the remainder of this letter agreement, or the application of such portion or provision in circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each portion and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted.

      To avoid any possible misunderstanding, the Company intends this letter agreement to be a comprehensive statement of the terms of your separation from employment. This letter agreement supersedes any prior understanding or statement made to you by the Company regarding your positions with the Company or your arrangements with the Company for the period after your separation from employment. For the same reason, any modifications of the terms set forth in this letter agreement must be in writing and signed by you and by me on behalf of the Company.
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      Please indicate your agreement to the terms of this letter agreement by signing and dating the last page of the enclosed copy of this letter agreement, and return it to me.

                                    Sincerely,

                                    /s/ L. Michael Hone

                                    L. Michael Hone
                                    President and Chief Executive Officer



AGREED TO AND EXECUTED UNDER SEAL THIS 31st day of March, 1998.


                                    /s/ Kathleen C. Little
                                    ---------------------------
                                    Kathleen C. Little